TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into as of January 30, 2023 (the “Effective Date”), by and between John Regazzi (the “Employee”) and Giga-tronics, Incorporated (the “Employer” or the “Company”).

WHEREAS, the Employee is employed by the Employer;

WHEREAS, the Employee desires to resign as a full-time employee and as an officer, but not as a director;

WHEREAS, the parties wish to resolve all outstanding claims and disputes between them in an amicable manner;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.
The Employee hereby resigns as a full-time employee and officer of the Employer and its subsidiaries, and the Employer accepts the Employee’s resignation, effective as of the Effective Date.

2.
In consideration for the Employee’s acknowledgments, representations, warranties, covenants, releases and agreements set forth in this Agreement and the services referred to in Section 4, the Employer agrees to pay the Employee as follows:

(a)
$17,340 in unpaid expenses, payable upon execution of this Agreement;

(b)
$82,266 in unpaid deferred salary payable upon execution of this Agreement;

(c)
$100,000 in an unpaid bonus related to the acquisition of Gresham Worldwide, Inc. payable in essentially equal installments over an 18-month initially rounded up to the nearest whole dollar and then rounded down commencing in January 2024;

(d)
$325,000 in retirement compensation payable over an 18-month period commencing in January 2024; and

(e)
COBRA reimbursement until such time as the Employee can transition to Medicare.

In addition, the Employer owes the Employee $36,000 in paid time off compensation, which the Employee will take over the 12-month period beginning with the date of this Agreement. The sums due under Section 2(c) and (d) shall paid every two weeks or as may be adjusted to be consistent with the payroll procedure of the Company (the “Payments”). All Payments shall be made in accordance with the Employer’s customary payroll practices and shall be subject to withholding for all applicable federal, state, social security and other taxes. All Payments shall be initially rounded up to the nearest whole dollar and then rounded down. The Employee acknowledges that he may not otherwise be entitled to the Payments but for his promises in this Agreement.

3.
Intentionally deleted.

4.
Beginning with the date of this Agreement and through the above 18 -month period in which the Payments are made to the Employee, the Employee for an hourly rate of $125 agrees to provide up to 20 hours per month of services as an employee in order to assist with the transition of any projects of the Employer, provide any information that the Employee may have knowledge regarding the Employer’s business and otherwise assist the Company in operating its business and dealing with customers. The Employee may provide this information by telephone and/or email communication and attending meetings both by video conference and at the Company’s office in Alameda County, California. All services shall be performed at the direction of the Company’s Chief Executive Officer or persons designated by the Chief Executive Officer.

5.
Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by the Employer, its past and present affiliates, officers, directors, owners, employees, attorneys, or agents, and the Employer specifically disclaims liability to or wrongful treatment of the Employee on the part of itself, its past and present affiliates, officers, directors, owners, employees, attorneys, and agents. Additionally, nothing in this Agreement shall be construed as an admission of liability or wrongdoing by the Employee and the Employee specifically disclaims liability to or wrongful acts directed at the Employer.

6.
The Employee covenants not to sue, and fully and forever releases and discharges the Employer, its past and present affiliates, directors, officers, owners, employees and agents, as well as its successors and assigns from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with the Employee’s employment with the Employer or the termination of that employment; provided, however, that nothing in this Agreement shall either waive any rights or claims of the Employee that arise after the Employee signs this Agreement or impair or preclude the Employee’s right to take action to enforce the terms of this Agreement. This release includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination or relating to leave from employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act and the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, claims for attorneys’ fees or costs, and any and all claims in contract, tort, or premised on any other legal theory. The Employee acknowledges that the Employee has been paid in full all compensation owed to the Employee by the Employer as a result of Employee’s employment, except from compensation due following the Effective Date for 90 days which shall be paid as provided in this Agreement. The Employer and its directors, officers, and employees covenant not to sue, and fully and forever release and discharge the Employee, from any and all legally waivable claims from the beginning of time until the date of this Agreement, and from liabilities, damages, demands, and causes of action, attorney’s fees, costs or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with the Employee’s employment with the Employer.

7.
(a) If the Employee is 40 years of age or older upon the Termination Date, this Section 8(a) shall apply. The Employee acknowledges and agrees that he was provided 21 days to consider this Agreement and to consult with counsel and the Company has advised the Employee of his right to do so. To the extent that the Employee has taken less than 21 days to consider this Agreement, the Employee acknowledges that he has had sufficient time to consider the Agreement and to consult with counsel and that he did not desire additional time. The terms of this Agreement will not become effective or enforceable for seven calendar days following the Effective Date, during which time the Employee may revoke this Agreement by notifying the undersigned representative of the Company in writing by registered letter.

(b)
If the Employee is less than 40 years of age upon the Termination Date, this Section 8 shall not apply. The terms of this Agreement will become effective and enforceable on the Effective Date

8.
The Employee represents that he has not filed any complaints or charges against the Employer with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement.

9.
The Employee agrees that he will not encourage or assist any of the Employer’s employees to litigate claims or file administrative charges against the Employer or its past and present affiliates, officers, directors, owners, employees and agents, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process.

10.
The Employee acknowledges that he is subject to non-compete and confidentiality provisions under that certain Change in Control Non-Competition Agreement between the Employee and the Employer dated June 23, 2020, (the “Non-Competition Agreement”). Any violation of the non-compete and confidentiality provisions in the Non-Competition Agreement as determined by a court of competent jurisdiction shall result in the termination of the Payments. The Employee further acknowledges that all confidential information regarding the Employer’s business compiled, created or obtained by, or furnished to, the Employee during the course of or in connection with his employment with the Employer including suppliers, other sources of supply and pricing, is the Employer’s exclusive property. Upon or before execution of this Agreement, the Employee will return to the Employer all originals and copies of any material containing confidential information and the Employee further agrees that he will not, directly or indirectly, use or disclose such information. The Employee will also return to the Employer upon execution of this Agreement any other items in his possession, custody or control that are the property of the Employer, including, but not limited to a laptop computer, iPad or other form of table, and smartphone, his files, credit cards, identification card, flash drives, passwords and office keys.

11.
The Employee acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement. The Employee hereby acknowledges that he understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.

12.
The Employee and the Employer agree that neither he nor they, nor any of either’s agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or any claims or allegations which the Employee believes he or they could have made or asserted against one another, specifically or generally, to any person, corporation, association or governmental agency or other entity except: (i) if required by applicable law including any reports filed with the Securities and Exchange Commission, (ii) to the extent necessary to report income to appropriate taxing authorities; (iii) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (iv) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such order or subpoena shall be emailed to Jonathan Read, at jread@greshamww.com, and in the case of the Employee to John Regazzi, at john@mauicourt.net, within 24 hours of the receipt of such order or subpoena, so that both the Employee and the Employer will have the opportunity to assert what rights they have to non-disclosure prior to any response to the order, inquiry or subpoena.

13.
The Employee and the Employer agree to refrain from disparaging or making any unfavorable comments, in writing or orally, about either party, and in the case of the Employer, about its management, its operations, policies, or procedures and in the case of the Employee, to prospective employers, those making inquiry as to the reasons for his separation from the Company or to any person, company or other business entity. Provided, however, the Employee has provided information to the Company about certain events relating to a customer and fully co-operated with the Company in its investigation of the matter.

14.
In the event of any lawsuit against the Employer that relates to alleged acts or omissions by the Employee during his employment with the Employer, the Employee agrees to cooperate with the Employer by voluntarily providing truthful and full information as reasonably necessary for the Employer to defend against such lawsuit. Provided, however, the Employee shall be entitled to receive reimbursement for expenses incurred in assisting the Employer regarding any lawsuit.

(a)
Nothing contained in this Agreement shall be construed to prevent the Employee from reporting any act or failure to act to the Securities and Exchange Commission or other governmental body or prevent the Employee from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities and Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

(b)
Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(i) You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(1) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B)

solely for the purpose of reporting or investigating a suspected violation of law; or

(2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company's trade secrets to your attorney and use the trade secret information in the court proceeding if you:

(1) file any document containing the trade secret under seal; and

(2) do not disclose the trade secret, except pursuant to court order.

15.
Except as provided herein and for any Indemnification Agreement, all agreements between the Employer and the Employee including but not limited to the Employment Agreement, are null and void and no longer enforceable. Provided, however, nothing contained in this Agreement or in the Indemnification Agreement will require the Company to indemnify the Employee for the acts or failure to act arising from the events referred to in Section 14.

16.
This Agreement sets forth the entire agreement between the Employee and the Employer, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of the Employee or the Employer pursuant to provisions of the Employment Agreement that by their terms continues after the Employee’s separation from the Employer’s employment. This Agreement may only be modified by written agreement signed by both parties.

17.
The Employer and the Employee agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

18.
This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions of the State of California. .

19.
In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce or contest the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

20.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual, electronic or facsimile signature.

21.
Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight next business day delivery, or by email delivery followed by overnight next business day delivery, as follows:

If to the Company: Giga-tronics, Incorporated

5990 Gleason Drive

Dublin, CA, 94568

Attention: Mr. Jonathan Read, Chief Executive Officer

Email: jread@greshamww.com

With a Copy to: Nason Yeager Gerson Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, FL 33410

Telephone: (561) 471-3507

Attention: Michael D. Harris, Esq.

Email: mharris@nasonyeager.com

If to the Employee: John Regazzi

200 Maui Ct.

San Ramon, CA 94582

Email: john@mauicourt.net

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted from the date of transmission.

22.
Following the Effective Date, each of the Amended and Restated Severance Agreement, Management Change in Control Cash Incentive Opportunity, and Payroll Deferral Agreement, shall no longer be enforceable by the Company or the Employee.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Giga-tronics, Incorporated

By:

Jonathan Read, Chief Executive Officer

I have carefully read this Agreement and understand that it contains a release of known and unknown claims. I acknowledge and agree to all of the terms and conditions of this Agreement. I further acknowledge that I enter into this Agreement voluntarily with a full understanding of its terms.

John R Regazzi